HYDROGEN ENGINE CENTER, INC. INVITES SHAREHOLDERS TO ATTEND ITS ANNUAL MEETING

For Immediate Release - May 23, 2007 - Algona, IA - Hydrogen Engine Center, Inc. (HYEG.OB) (HEC) announced today that all shareholders are welcome to attend its annual meeting which is scheduled for 7:30 P.M. Wednesday, May 30, 2007 in Algona, Iowa. At the meeting the Company’s founder, Ted Hollinger, and key management will present a detailed presentation outlining its strategy for growth, its numerous technology achievements and its plans for developing near-term shareholder value. Tours and demonstrations are being offered immediately prior to the annual meeting. Don Vanderbrook, Chief Operating Officer of HEC, explained that these tours will provide shareholders the opportunity to view the exciting and tangible technologies that have been developed at HEC over the past year.

Hydrogen Engine Center is unaware of any new or additional information that would adversely affect the value of the company or the price of its stock. The company remains committed to the tactical and strategic actions it has identified to offer solutions to the world's energy and environmental needs through its innovative engine and power generation technologies.

The company has a number of clients and partners using its clean-burning engines and solutions, in both industrial and power generation applications. The company is building upon these proof points to ensure HEC has a scalable and viable growth plan. The company continues to develop its manufacturing, sales and marketing strategies to achieve sustainable growth.

Hydrogen Engine Center, Inc. (HEC) designs, manufactures and distributes alternative-fueled internal combustion engines and power generation equipment for distributed power, agricultural, industrial, airport ground support, vehicular, business and home applications. All HEC engines and power generation equipment are capable of running on a multitude of fuels, including but not limited to, hydrogen, gasoline, propane, natural gas and ethanol. Development of an ammonia-fueled engine is underway. HEC trades on the Bulletin Board under the symbol “HYEG.OB.” Principal offices are located at 2502 E Poplar St., Algona, Iowa 50511. Visit www.hydrogenenginecenter.com or in the US dial 515-295-3178 for more information.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, the availability of required capital, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

Media Contact:
Maggie Nye (maggie@vendely.com)
Elizabeth Vendely (elizabeth@vendely.com)
Vendely Communications, Inc.
818.783.3707